EXHIBIT 11




       STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
       -----------------------------------------------
          (In thousands, except per share amounts)


                                    2002        2001        2000
                                  -------     -------     -------
     Net income                   $61,627     $47,744     $48,023
                                  =======     =======     =======
     Average common shares
       outstanding                 63,764      63,147      62,748

     Common stock equivalents (1)   1,453       1,000         262
                                  -------     -------     -------

     Diluted shares outstanding    65,217      64,147      63,010
                                  =======     =======     =======

     Basic earnings per share     $  0.97     $  0.76     $  0.77
                                  =======     =======     =======

     Diluted earnings per share   $  0.94     $  0.74     $  0.76
                                  =======     =======     =======


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.

Options to purchase shares of common stock which were outstanding during the periods indicated above, but were excluded from the computation of diluted earnings per share because the option purchase price was greater than the average market price of the common shares, were:


                                    2002        2001        2000
                                  -------     -------     -------
Number of shares under option        -         3,333      876,751

Range of option purchase prices     N/A       $15.38  $11.20 - $15.38
